Exhibit 99.1

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On August 7, 2007, the merger of Argonaut Group Inc. (“Argonaut”) with PXRE Group Ltd. (“PXRE”) was completed. The transaction is accounted for as a purchase business combination by Argonaut of PXRE under accounting principles generally accepted in the United States of America. In this merger, the acquired entity (PXRE) issued the equity interests. This business combination met the criteria of a reverse acquisition. Each share of Argonaut common stock was exchanged for 6.4840 PXRE common shares (the exchange ratio). PXRE convertible preferred shares were converted to common shares at closing at a conversion price of $6.24. Immediately following the merger, the number of PXRE common shares that Argonaut shareholders were entitled to receive was adjusted, proportionately among all PXRE common shareholders, upon completion of a 1:10 reverse share split.

     The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2007 combines the historical consolidated balance sheets of PXRE and Argonaut, giving effect to the merger as if it had been consummated on June 30, 2007. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 combine the historical consolidated statements of income of PXRE and Argonaut giving effect to the merger as if it had occurred on January 1, 2006. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

  accompanying notes to the preliminary unaudited pro forma condensed combined financial statements;
  PXRE’s separate historical unaudited financial statements as of and for the six months ended June 30, 2007 included in PXRE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007;
  PXRE’s separate historical audited financial statements as of and for the year ended December 31, 2006 included in PXRE’s Annual Report on Form 10-K for the year ended December 31, 2006;
  Argonaut’s separate historical unaudited financial statements as of and for the six months ended June 30, 2007 included in Argonaut’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007; and
  Argonaut’s separate historical audited financial statements as of and for the year ended December 31, 2006 included in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2006.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed combined financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the preliminary unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the merger.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Argonaut treated as the accounting acquirer. Accordingly, Argonaut’s cost to acquire PXRE has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at the date indicated. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Argo Group International Holdings, Ltd.
Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

	At June 30, 2007
			Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Argo
	Argonaut	PXRE	(Note 2)		Group
	(In millions)
Assets
Investments and cash and cash equivalents	$2,635.4	$1,022.1	$—		$3,657.5
Premiums receivable and other receivables	201.7	67.4	—		269.1
Reinsurance recoverables	586.4	39.7	(1.3)	(a)	624.8
Ceded unearned premiums and deferred acquisition costs, net	207.7	4.4	—		212.1
Goodwill	106.3	—	—		106.3
Other assets	112.0	35.1	(11.5)	(b)	135.6
Total assets	$3,849.5	$1,168.7	$(12.8)		$5,005.4
Liabilities
Reserves for losses and loss adjustment expenses	$2,113.4	$425.3	$(1.3)	(a)	$2,537.4
Unearned premiums	502.5	0.7	—		503.2
Subordinated debt	144.3	167.1	—		311.4
Note payable	—	—	57.1	(c)	57.1
Dividends payable	57.1	2.3	(59.4)	(d)	—
Other liabilities	172.0	97.2	16.7	(e)	285.9
Total liabilities	2,989.3	692.6	13.1		3,695.0
Shareholders’ equity
Preferred stock	—	58.1	(58.1)	(f)	—
Common stock	3.5	72.6	(45.5)	(g)	30.6
Additional paid-in capital	329.5	873.8	(520.9)	(h)	682.4
Accumulated other comprehensive income (loss), net of taxes	32.6	(0.6)	0.6	(i)	32.6
Retained earnings (accumulated deficit)	494.6	(524.8)	595.0	(j)	564.8
Restricted stock	—	(3.0)	3.0	(k)	—
Total shareholders’ equity	860.2	476.1	(25.9)		1,310.4
Total liabilities and shareholders’ equity	$3,849.5	$1,168.7	$(12.8)		$5,005.4

Shares outstanding (In thousands) (Note 4)					30,612
Book value per share (Note 4)					$42.81

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements.

Argo Group International Holdings, Ltd.
Preliminary Unaudited Pro Forma Condensed Combined Income Statement

	For the Six Months Ended June 30, 2007
			Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Argo
	Argonaut	PXRE	(Note 2)		Group
	(In millions, except per share data, and shares in thousands)
Revenues:
Earned premiums	$415.5	$(12.3)	$—		$403.2
Net investment income	56.5	26.7	—		83.2
Fee income	—	0.1	—		0.1
Realized investment and other gains (losses), net	3.9	(2.5)	—		1.4
Total revenues	475.9	12.0	—		487.9
Expenses:
Losses and loss adjustment expenses	243.2	(2.2)	—		241.0
Underwriting, acquisition and insurance expense	158.3	21.0	(0.7)	(l)	178.6
Other reinsurance related expense	—	4.7	—		4.7
Interest expense	6.6	7.2	1.7	(m)	15.5
Total expenses	408.1	30.7	1.0		439.8
Income (loss) from continuing operations before income taxes
and convertible preferred share dividends	67.8	(18.7)	(1.0)		48.1
Provision for income taxes	21.7	0.1	(0.6)	(n)	21.2
Income (loss) from continuing operations before convertible
preferred share dividends	$46.1	$(18.8)	$(0.4)		$26.9
Convertible preferred share dividends	—	2.3	(2.3)	(o)	—
Net income (loss) from continuing operations to common
shareholders	$46.1	$(21.1)	$1.9		$26.9
Per common share information
Net income (loss) per common share:
Basic (Note 4)	$1.38	$(0.29)			$0.90
Diluted (Note 4)	$1.34	$(0.29)			$0.88
Weighted average number of shares outstanding:
Basic (Note 4)	33,432	72,095			29,849
Diluted (Note 4)	34,381	72,095			30,464

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements.

Argo Group International Holdings, Ltd.
Preliminary Unaudited Pro Forma Condensed Combined Income Statement

	For the Year Ended December 31, 2006
			Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Argo
	Argonaut	PXRE	(Note 2)		Group
	(In millions, except per share data, and shares in thousands)
Revenues:
Earned premiums	$813.0	$84.5	$—		$897.5
Net investment income	104.5	60.7	—		165.2
Fee income	—	0.4	—		0.4
Realized investment and other gains (losses), net	21.2	(7.8)	—		13.4
Total revenues	938.7	137.8	—		1,076.5
Expenses:
Losses and loss adjustment expenses	477.6	12.4	—		490.0
Underwriting, acquisition and insurance expense	285.1	63.9	(2.2)	(l)	346.8
Other reinsurance related expense	—	17.9	—		17.9
Interest expense	13.0	14.5	3.4	(m)	30.9
Total expenses	775.7	108.7	1.2		885.6
Income from continuing operations before income taxes and
convertible preferred share dividends	163.0	29.1	(1.2)		190.9
Provision for income taxes	57.0	0.6	(1.2)	(n)	56.4
Income from continuing operations before convertible
preferred share dividends	$106.0	$28.5	$—		$134.5
Convertible preferred share dividends	1.0	4.9	(4.9)	(o)	1.0
Net income from continuing operations to common
shareholders	$105.0	$23.6	$4.9		$133.5
Per common share information
Net income per common share:
Basic (Note 4)	$3.32	$0.33			$4.52
Diluted (Note 4)	$3.13	$0.33			$4.34
Weighted average number of shares outstanding:
Basic (Note 4)	31,641	71,954			29,559
Diluted (Note 4)	33,900	71,959			30,792

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Pro Forma Presentation

     On August 7, 2007, the merger of Argonaut Group Inc. (Argonaut) with PXRE Group Ltd. (PXRE) was completed. The transaction is accounted for as a purchase business combination by Argonaut of PXRE under accounting principles generally accepted in the United States of America. In this merger, the acquired entity (PXRE) issued the equity interests. This business combination met the criteria of a reverse acquisition. Each share of Argonaut common stock was exchanged for 6.4840 PXRE common shares (the exchange ratio). PXRE convertible preferred shares were converted to common shares at closing at a conversion price of $6.24.

     The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2007 reflects the merger as if it occurred on June 30, 2007. The preliminary Unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 reflects the merger as if it occurred on January 1, 2006. The pro forma adjustments herein reflect an exchange ratio of 6.4840 PXRE common shares for each of the 34,583,066 shares of Argonaut common stock outstanding at June 30, 2007, along with 6.4840 PXRE common shares for each Argonaut restricted share and option vested and exercised in connection with the merger (see Note 4). Immediately following the merger, the number of PXRE common shares that Argonaut shareholders will be entitled to receive will be adjusted, proportionately among all PXRE common shareholders, upon completion of a 1:10 reverse share split.

     The stock price used in determining the preliminary estimated purchase price is based on an average of the closing prices of PXRE common shares for the two trading days before through the two trading days after PXRE and Argonaut announced their merger agreement on March 14, 2007. The preliminary estimated purchase price also includes the fair value of the PXRE stock options, the fair value adjustment to PXRE’s preferred stock and other costs of the transaction, and is calculated as follows:

Number of PXRE common shares outstanding as of June 30, 2007 (in thousands)	72,568
PXRE’s average share price for the two trading days before through the two trading days after
March 14, 2007, the day PXRE and Argonaut announced their merger agreement	$4.64
Estimated fair value of PXRE’s common shares outstanding as of June 30, 2007 (in millions)	$336.8
Estimated fair value of approximately 0.9 million PXRE stock options outstanding as of June 30, 2007
(in millions)	—
Estimated fair value of PXRE’s convertible preferred shares outstanding, as of June 30, 2007 (in
millions) ($58.1 million/$6.24=9.3 million shares at $4.64)	43.2
Estimated transaction costs of Argonaut (in millions)	11.0
Estimated purchase price (in millions)	$391.0

     The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of June 30, 2007 (in millions):

Net book value of net assets acquired prior to fair value adjustments (1)	$476.1
Adjustments for fair value
Estimated closing costs of PXRE (2)	(3.6)
Identifiable intangible assets (3)	3.2
Reduction related to unamortized debt issuance costs (4)	(3.9)
Increase to record equity investment at fair value (5)	1.8
Fair value of net assets acquired	$473.6
Purchase price	391.0
Negative goodwill prior to adjustment to non-financial assets	(82.6)
Adjustments to non-financial assets (6)
Write-off of fixed assets	3.3
Write-off of intangible assets	3.2
Write-off of equity investment	2.9
Adjusted negative goodwill (7)	$(73.2)

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(1)	Represents June 30, 2007 net book value of PXRE.
(2)	Represents estimated closing costs that will be expensed by PXRE related to the proposed transaction.
(3)	Represents identifiable intangible assets acquired. (See Note 3)
(4)	Represents write-off of unamortized debt issuance costs to reflect subordinated debt at fair value.
(5)	Represents adjustment to record equity investment in the company’s Bermuda headquarters at fair value.
(6)	In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” these adjustments represent reductions of non-financial assets to reduce negative goodwill.
(7)	Represents pro forma negative goodwill. This pro forma amount is recorded as an extraordinary gain upon closing of the merger and accordingly is reflected as an increase in retained earnings in the June 30, 2007 pro forma balance sheet.

     The preliminary unaudited pro forma condensed combined financial statements presented herein are not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the dates indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

     The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for under the purchase method of accounting (referred to as purchase accounting) with Argonaut as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of PXRE are adjusted to their fair value. For purposes of the preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming PXRE’s accounting policies to those of Argonaut. Additionally, certain amounts in the historical consolidated financial statements of PXRE have been reclassified to conform to the Argonaut financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed balance sheet include anticipated restructuring charges in conjunction with the merger of $5.3 million. The preliminary estimated restructuring costs include severance payments and other related costs associated with the process of combining the companies and are subject to final decisions by management of the combined company.

     The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the combined balance sheet and income statement will differ, perhaps materially, from those reflected in these preliminary unaudited pro forma condensed combined financial statements because the assets and liabilities of PXRE will be recorded at their respective fair values on the date the merger is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.

     The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of PXRE’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming of PXRE’s accounting policies to those of Argonaut, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of PXRE’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to negative goodwill and may impact the combined income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

     Certain other assets and liabilities of PXRE will also be subject to adjustment to their respective fair values at the time of the merger. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 2 — Pro Forma Adjustments

     The pro forma adjustments related to the preliminary Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2007 assume the merger took place on June 30, 2007. The pro forma adjustments to the preliminary Unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 2007 and for the year ended December 31, 2006 assumes the merger took place on January 1, 2006.

     The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from PXRE. The amounts and descriptions related to the preliminary adjustments are as follows:

			Increase (Decrease)
			as of
			June 30, 2007
			(In millions)
Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet
Assets
a)	Reinsurance recoverables and reserves for loss and loss adjustment expenses
	i.	Adjustment to eliminate the inter-company reinsurance recoverables related to
		reserves for losses and loss adjustment expenses (Note 5)	$(1.3)
b)	Other assets
	i.	Adjustment to reduce negative goodwill by reducing fixed assets to zero	$(3.3)
	ii.	Adjustment to eliminate PXRE’s unamortized issue costs related to subordinated
		debt	(3.9)
	iii.	Adjustment to reflect fair market value of equity investment	1.8
	iv.	Adjustment to eliminate Argonaut’s prepaid merger related transaction costs	(3.2)
	v.	Adjustment to reduce negative goodwill by reducing equity investment to zero	(2.9)
			$(11.5)
Liabilities
c)	Note Payable
	i.	To reclassify Argonaut’s dividend payable to note payable	$57.1

d)	Dividends Payable
	i.	Adjustment to reverse PXRE’s convertible preferred share dividends	$(2.3)
	ii.	Adjustment to reclassify Argonaut’s dividend payable	(57.1)
			$(59.4)

e)	Other liabilities
	i.	Adjustment to record the liability for PXRE’s unpaid estimated merger related
		transaction costs	$3.6
	ii.	Adjustment to record the liability for PXRE’s restructuring costs	5.3
	iii.	Adjustment to record the liability for Argonaut’s unpaid merger related transaction
		costs	7.8
			$16.7

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

		Increase (Decrease)
		as of
		June 30, 2007
		(In millions)
Shareholders’ Equity
f)	Adjustment to record the conversion of PXRE’s convertible preferred shares to common
	shares on closing	$(58.1)
g)	Adjustment to reflect changes in common shares due to the issuance of common shares
	and reverse share split	(45.5)
h)	Adjustment to reflect changes in additional paid in capital, including reclassification of
	PXRE retained deficit to additional paid in capital and other adjustments	(520.9)
i)	Adjustment to remove accumulated other comprehensive income of PXRE	0.6
j)	Adjustment to eliminate PXRE accumulated deficit of $524.8 million, to reflect the
	impact of the $73.2 million extraordinary gain related to negative goodwill, to reverse
	PXRE’s convertible preferred share dividends of $2.3 million, and record estimate
	restructuring costs of $5.3 million	595.0
k)	Adjustment to remove PXRE’s restricted shares due to change of control vesting
	provisions	3.0
		$(25.9)

		Increase (Decrease)	Increase (Decrease)
		Six Months Ended	Year Ended
		June 30, 2007	December 31, 2006
		(In millions)	(In millions)
Unaudited Pro Forma Condensed Combined Income Statement
Losses and Expenses
l)	Underwriting, acquisition and insurance expense
	Adjustment to reverse depreciation from the historical results
	due to the reduction of fair market value of PXRE’s fixed assets	$(0.7)	$(2.2)
Interest Expense
m)	Adjustment to record interest expense at an expected interest rate
	of 5.875% on a revolving credit facility drawn or other
	indebtedness to fund payment of a special dividend	$1.7	$3.4
Income Taxes
n)	Adjustment to record a tax benefit of 35% on additional interest	$(0.6)	$(1.2)
Preferred Dividends
o)	Adjustment to reflect conversion of PXRE convertible preferred
	shares to common shares at closing	$(2.3)	$(4.9)

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 3 — Identified Intangible Assets

     A summary of the fair value of the significant identifiable intangible assets and their respective estimated useful lives is as follows:

		June 30, 2007
	Intangible Asset	Estimated	Amortization
	Fair Value	Useful Life	Method
		($ in millions)
Insurance Operations:

State licenses	3.2	Indefinite	Not applicable
Total	$3.2

     Due to the excess of fair market value of PXRE’s net assets over the purchase price, the fair market value of PXRE’s identifiable intangible assets, fixed assets and equity investment were reduced to zero.

     The fair value of PXRE’s Reserves for Losses and Loss Adjustment Expenses net of related reinsurance recoverables was analyzed at June 30, 2007, and it was determined that after giving consideration to the future value of investment income associated with these amounts as well as assessing the risk premium that would be applicable to these balances, the fair value of these amounts is equivalent to their carried values on the June 30, 2007 consolidated balance sheet. As a result, no fair value adjustments were applicable to these balances for these pro forma condensed combined financial statements.

Note 4 — Net Income Per Share, Weighted Shares and Shares Outstanding

     Pro forma shares outstanding at June 30, 2007 consists of the following:

			(In thousands)
Historical PXRE common shares outstanding			72,568
Historical PXRE convertible preferred shares outstanding		5,813.2
	×	$10,000
	÷	$11.13	5,223
			77,791
Pro forma PXRE convertible preferred shares converted to common shares
at $6.24			4,093
			81,884
Historical Argonaut common shares outstanding		34,583
Exchange ratio		6.4840	224,236
Pro forma Argo Group reflecting shares outstanding before the 1:10
reverse share split			306,120

Pro forma Argo Group shares outstanding after the 1:10 reverse share split			30,612
Pro forma Argo Group preferred shares outstanding			—
Pro forma Argo Group common shares outstanding			30,612

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

     Pro forma shares outstanding at December 31, 2006 consists of the following:

			(In thousands)
Historical PXRE common shares outstanding			72,351
Historical PXRE convertible preferred shares outstanding		5,813.2
	×	$10,000
	÷	$11.28	5,153
			77,504
Pro forma PXRE convertible preferred shares converted to common shares
at $6.24			4,163
			81,667
Historical Argonaut common shares outstanding		32,458
Historical Argonaut preferred shares outstanding		1,000
		33,458
Argonaut restricted shares and options vested and exercised on closing of
the merger		1,429
		34,887
Exchange ratio		6.4672	225,619
Pro forma Argo Group reflecting shares outstanding before the 1:10
reverse share split			307,286

Pro forma Argo Group shares outstanding after the 1:10 reverse share split			30,729
Pro forma Argo Group preferred shares outstanding			647
Pro forma Argo Group common shares outstanding			30,082
			30,729

     For both June 30, 2007 and December 31, 2006, the pro forma net income per common share data has been computed based on the combined historical income of PXRE and Argonaut and the impact of purchase accounting adjustments. Weighted average shares were calculated using PXRE’s historical weighted average common shares outstanding adjusted for the conversion of PXRE’s convertible preferred shares at closing to common shares at an exchange price of $6.24 and Argonaut’s weighted average common shares outstanding multiplied by the exchange ratio.

     Pro forma weighted shares outstanding for the six months ended June 30, 2007 and for the year ended December 31, 2006 consists of the following:

Notes to the Preliminary Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

	Basic	Diluted	Basic	Diluted
			December 31,	December 31,
	June 30, 2007	June 30, 2007	2006	2006
	(in thousands)
Historical PXRE weighted shares outstanding	72,095	72,095	71,954	71,959
Pro forma PXRE convertible preferred shares adjusted for
conversion to common shares on closing of the merger	9,316	9,316	9,316	9,316
Pro forma PXRE restricted shares vested on closing of the
merger	310	310	331	331
	81,721	81,721	81,601	81,606
Historical Argonaut weighted shares outstanding	33,432	34,394	31,641	33,900
Pro forma Argonaut restricted shares and options vested and
exercised on closing of the merger	—	—	1,448	1,095
	33,432	34,394	33,089	34,995
Exchange ratio	6.4840	6.4840	6.4672	6.4672
	216,773	223,011	213,992	226,318
Pro forma Argo Group weighted shares outstanding before
reflecting the 1:10 reverse share split	298,494	304,732	295,593	307,924
Pro forma Argo Group weighted shares outstanding after the
1:10 reverse share split	29,849	30,473	29,559	30,792

Note 5 — Transactions Between PXRE and Argonaut

     The preliminary unaudited pro forma condensed combined financial statements have been adjusted for the impact of transactions between PXRE and Argonaut.

Note 6 — Note Payable

     On June 6, 2007, the Argonaut’s Board of Directors declared a special dividend of $1.65 per common share to its shareholders of record as of June 26, 2007. The special dividend, totaling $57.1 million, was paid to Argonaut’s shareholders on July 10, 2007. To fund this transaction, Argonaut drew $58.0 million on its Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders thereto.

     The initial rate on this borrowing is 5.875%, consisting of the one-month LIBOR of 5.375% plus the Applicable Margin of 50 basis points based on Argonaut’s Leverage Ratio as defined in the Credit Agreement. The interest rate will be reset periodically in accordance with the terms of the Credit Agreement, and the loan may be repaid at any time.

Note 7 — Taxes Payable

     Tax expense or benefit has been recognized to the extent that pre-tax income or expense proforma adjustments were generated by Argonaut. To the extent that pre-tax income or expense proforma adjustments related to the ultimate parent company, no tax expense or benefit was recognized as Argo Group does not consider itself to be engaged in a trade or business in the United States and, accordingly, does not expect to be subject to direct United States income taxation. To the extent that pre-tax income or expense proforma adjustments related to PXRE U.S. subsidiaries, no tax expense was recognized as those subsidiaries have a net operating loss carry-forward with a full valuation allowance.

     If Section 4985 applies to the merger, excise taxes could be levied on the value of deferred stock units beneficially owned at the time of the merger by certain Argonaut directors pursuant to the Argonaut Deferred Compensation Plan for Non-Employee Directors, which was not accelerated. In the event excise taxes became payable by these Argonaut directors with respect to the deferred stock units as a result of the merger, the indemnification obligation of Argo Group to such directors could amount to approximately $0.4 million.